Exhibit 99.1

QUALITY DISTRIBUTION, INC.

2005 COMPENSATION BONUS PLAN

Relevant Employees:	This bonus plan (the “Plan”) relates to Quality Distribution, Inc. (the “Company”) employees classified in grades O, P, Q, R and S, unless otherwise indicated.

Bonus Plan:	The Plan is effective January 1, 2005 and is based upon performance of the Company and its employees during fiscal year 2005. The Aggregate Bonus pool comprises an appropriate percentage of each participant’s starting salary for the year. 80% of the Aggregate Bonus (“Quantitative Bonus Pool”) will be based upon the Company achieving EBITDA (as defined by GAAP and including bonus accrual) thresholds for fiscal year 2005 as described below. 20% of the Aggregate Bonus (“Qualitative Bonus Pool”) will be based upon qualitative criteria being achieved by each employee as detailed below. In each successive year a new Aggregate Bonus pool will be established by the Company and approved by the Board.

Quantitative Bonus Pool:	The Quantitative Bonus Pool will be paid to the extent that certain EBITDA criteria are satisfied. In order for the Quantitative Bonus Pool for the year to be paid out in full, the Company must achieve its targeted EBITDA (including bonus accrual).

Minimum EBITDA Target: To the extent that EBITDA (including bonus accrual) falls below target, but is greater than the Minimum EBITDA Target, then a portion of the Quantitative Bonus Pool will be paid out based upon the following formula: at the Minimum EBITDA Target, 10% of the Quantitative Bonus Pool will be paid out increasing proportionally until the EBITDA is reached at which point 100% of the Quantitative Bonus Pool will be paid out.

Maximum EBITDA Target: To the extent that EBITDA (including bonus accrual) exceeds target, then greater than 100% of the Quantitative Bonus Pool will be paid out. The Quantitative Bonus Pool payout will rise proportionally to a maximum of 200% at the Maximum EBITDA Target, beyond which point only 200% of the Quantitative Bonus Pool will be paid out.

Under no circumstance shall the Quantitative Bonus Pool become negative and subtract from the Qualitative Bonus Pool.

Qualitative Bonus:	The Qualitative Bonus will be paid out to employees who have individually satisfied the Qualitative Bonus Criteria. The Qualitative Bonus Criteria will be presented to the Compensation Committee by the CEO for approval. The Compensation Committee will set the Qualitative Bonus Criteria for the CEO.

At year-end, the CEO will review the officers’ performance relative to their performance objectives and their accomplishments, and recommend a Qualitative Bonus Pool payout of 0-125% to the Compensation Committee. The Compensation Committee will review the CEO’s recommendations, determine the amount of Qualitative Bonus to be paid to the CEO, and recommend the amount of Qualitative Bonus payments to the Board.

Payout:	The bonus will be paid after completion of the audited financials and delivery of a CFO certification to the Compensation Committee of the Board of Directors.

Targets:	Minimum, Maximum and targeted EBITDA goals will be established yearly by the Board of Directors.

Bonus Eligibility Criteria:	Employees must be employed at the Company on the dates of the quantitative and qualitative bonus payouts to be eligible to receive these respective bonuses as described above. An employees’ bonus targets cannot be increased at any point during the year, but may be decreased due to poor employee performance.